                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 5)*

                         CENTILLIUM COMMUNICATIONS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    152319109
                                 (CUSIP Number)


                                OCTOBER 24, 2008
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 152319109                                                       Page 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Riley Investment Partners Master Fund, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Cayman Islands
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     PN
--------------------------------------------------------------------------------

CUSIP No. 152319109                                                       Page 3

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Riley Investment Management LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Cayman Islands
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IA
--------------------------------------------------------------------------------

CUSIP No. 152319109                                                       Page 4

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     B. Riley & Co., LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     BD
--------------------------------------------------------------------------------

CUSIP No. 152319109                                                       Page 5

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     B. Riley & Co. Retirement Trust
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     California
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     EP
--------------------------------------------------------------------------------
_____________

CUSIP No. 152319109                                                       Page 6

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Bryant R. Riley
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     California
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

CUSIP No. 152319109                                                       Page 7


ITEM 1.

(a) Name of Issuer
         Centillium Communications, Inc.

(b) Address of Issuer's Principal Executive Offices
         215 Fourier Ave
         Fremont, CA 94539

ITEM 2.

(a) Name of Person Filing
      1. Riley Investment Partners Master Fund, L.P. (Cayman Islands limited partnership)
         Riley Investment Management, LLC (Delaware limited liability company) Bryant R. Riley (individual residing in California)

      2. B. Riley & Co., LLC (Delaware incorporated broker-dealer)
         B. Riley & Co. Retirement Trust (employee benefit plan)

(b)   Address of Principal Business Office or, if none, Residence
      1. 11100 Santa Monica Blvd.
         Suite 810
         Los Angeles, CA 90025

      2. 11100 Santa Monica Blvd.
         Suite 800
         Los Angeles, CA 90025

(c) Citizenship
         United States

(d) Title of Class of Securities
         Common Stock

(e) CUSIP Number
         152319109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Act
               (15 U.S.C. 78o).
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 152319109                                                       Page 8

ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: Please see Line 9 on the cover sheet for each reporting person (including footnotes thereto).

(b) Percent of class: Please see Line 11 on the cover sheet for each reporting person (including footnotes thereto).

(c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: Please see Line 5 on the cover sheet for each reporting person (including footnotes thereto).

         (ii) Shared power to vote or to direct the vote: Please see Line 6 on the cover sheet for each reporting person (including footnotes thereto).

         (iii) Sole power to dispose or to direct the disposition of: Please see Line 7 on the cover sheet for each reporting person (including footnotes thereto).

         (iv) Shared power to dispose or to direct the disposition of: Please see Line 8 on the cover sheet for each reporting person (including footnotes thereto).

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATION

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 152319109                                                       Page 9


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 16, 2008


                                  Riley Investment Partners Master Fund, L.P.
                                    By: Riley Investment Management, its General
                                        Partner

                                  By: /s/ Bryant R. Riley
                                      ------------------------------------------
                                      Bryant R. Riley, Managing Member


                                  Riley Investment Management, LLC

                                  By: /s/ Bryant R. Riley
                                      ------------------------------------------
                                      Bryant R. Riley, Managing Member


                                  B. Riley and Co., LLC

                                  By: /s/ Bryant R. Riley
                                      ------------------------------------------
                                      Bryant R. Riley, Chairman


                                  B. Riley & Co. Retirement Trust

                                  By: /s/ Bryant R. Riley
                                      ------------------------------------------
                                      Bryant R. Riley, Trustee


                                  By: /s/ Bryant R. Riley
                                      ------------------------------------------
                                      Bryant R. Riley